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                                                                    EXHIBIT 10.6



                               STOCK OPTION GRANT
                           THE PRINCETON REVIEW, INC.


Granted To:
Social Security No.:

Option No.:                Date:
Total Shares:              Option price per share: $   (Fair Market Value)
Vesting Period:            Cliff Vesting Date:



YOUR OPTION

The definition of any terms used herein may be found in The Princeton Review Glossary.

Your option is intended to qualify as an Incentive Stock Option under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), except as follows:

         1. To the extent that the aggregate Fair Market Value of the Common Stock with respect to which incentive stock options are exercisable for the first time by you during any calendar year exceeds $100,000, such options shall be treated as options which are not incentive stock options. The Fair Market Value of the Common Stock shall be determined as of the date of the option grant.

         2. To the extent that you exercise your option after the three-month period following the termination of your employment with The Princeton Review, Inc. ("TPR") (or its subsidiary or affiliate), your option shall be treated as an option which is not an incentive stock option.

         3. To the extent that you dispose of Common Stock purchased pursuant to the option granted hereunder within two years from the date of grant or within one year after the transfer of Common Stock to you as a result of your exercise of the option granted hereunder, such option shall be treated as an option which is not an incentive stock option. If you make such a disposition or transfer, you agree to promptly (but no later than thirty days following such disposition or transfer) notify TPR in writing of the date and terms of the disposition or transfer and provide such other information regarding the transfer or disposition as TPR may require.
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VESTING & CLIFF

Your option shall vest evenly each quarter over the Vesting Period, provided however, that if your employment with TPR terminates either voluntarily or involuntarily by TPR for Cause prior to the completion of the Cliff Vesting Date, you shall forfeit all options which vested prior to your termination of employment and shall forfeit the gain, if any, from any stock options exercised prior to such termination date.

PAYMENT METHODS

Payment of the option price shall be made in U.S. dollars or, in the discretion of the Compensation Committee of TPR (the "Compensation Committee"), in the Common Stock of TPR valued at its Fair Market Value, a combination of such Common Stock and cash or any other method as may be approved by the Compensation Committee. However, payment may not be made with Common Stock unless stock has been held for at least six months. Payment shall be made to TPR at its corporate office, 2315 Broadway, New York, New York 10021.

The exercise of your option is subject to the following terms and conditions:

         1. As a prerequisite to delivery of any stock certificates upon your exercise of an option granted hereunder, you shall give an undertaking and agree to the placing of such legends on your certificates as may be required by the Compensation. Committee to assure compliance with any federal or state securities laws. The Common Stock purchased pursuant to the exercise of an option granted hereunder cannot be sold unless it has been registered under the Securities Act of 1933, as amended, or is subject to an exemption from registration under such Act.

         2. Except as provided below, you must be an employee or director of TPR or one of its subsidiaries at the date of exercise and that employment must have been continuous from the date hereof. For the purposes of this Plan, persons on company-authorized leaves of absence are considered employees; however, long term disability is not considered employment.

         3. In the event of your death while an active employee, your rights to exercise this option which have vested to and including the date of death may be exercised within one year after death by your estate or by any person who acquires such option by inheritance or devise. Thereafter, such rights shall lapse.

         4. In the event of the termination of your employment due to long-term disability, your rights to exercise this option which have vested to and including the date of long-term disability may be exercised within one year after the start of long-term disability by you or, should you die within said one year period, by your estate or




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                  any person who acquires this option by inheritance or devise.
                  Thereafter, such rights shall lapse.

         5. In the event of your Retirement from TPR, your rights to exercise this option which have vested to and including the date of your Retirement may be exercised within three years after Retirement by you or, should you die within said three year period, by your estate or any person who acquires this option by inheritance or devise. Thereafter, such rights shall lapse. For purposes of this Grant, the term "Retirement" shall mean the termination of employment after having reached age sixty-five (65).

         6. In the event of the termination of your employment due to any cause other than death, disability or Retirement, your rights to exercise this option which have vested to date of termination may be exercised within three months after such termination or, should you die within said three month period, by your estate or any person who acquires this option by inheritance or devise. Thereafter, such rights shall lapse. Notwithstanding the foregoing, in the event that TPR has not made an initial public offering of its Common Stock, if your employment terminates due to death, disability, Retirement or involuntary termination without Cause, your rights to exercise this option that have vested to date of termination may be exercised within three months after June 1, 2005.

         7. If your employment is terminated for Cause, the option granted hereunder shall immediately terminate upon the giving of notice of your termination. The Compensation Committee shall determine in its sole discretion when notice of termination was given and whether termination was for Cause.

         8. This option shall not be transferable by you other than to your spouse, children, brother, sister, parents or a trust in which these persons have more than fifty percent of the beneficial interest, or by will or by the laws of descent and distribution. During your lifetime, this option shall be exercisable only by you or any transferee described in the previous sentence.

         9. This option is not, in any event, exercisable after the expiration of ten years from this date.

         10. The exercise of this option is subject to all the terms and conditions relating to incentive stock options contained in the Princeton Review, Inc. Stock Incentive Plan, a copy of which is available in and from the office of the Secretary of TPR.

         11. In connection with the exercise of this option, TPR shall have the right to withhold from your salary or other amounts payable to you, or to require you to make arrangements to pay in a manner satisfactory to TPR, the appropriate amount of applicable withholding taxes, if any. Without limiting the scope of the




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                  preceding sentence, you shall have the right to elect, in such form and manner as the Compensation Committee shall prescribe, to have such number of shares of Common Stock otherwise issuable with respect to the exercise of this option reduced by the amount necessary to satisfy all or part, as you may so elect, of your withholding obligation, and to transfer to TPR unrestricted shares of Common Stock already held by you to satisfy all or any part, as you may so elect, of your withholding obligation, provided that no more than the statutory withholding rate shall be withheld.

Please retake this copy for your files.

THE PRINCETON REVIEW, INC.


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By:



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